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                                                               EXHIBIT 10.15

                                       AMENDED
                                STOCKHOLDER AGREEMENT

    This Amended Stockholder Agreement, dated May 20, 1996, supersedes and replaces the Stockholder Agreement dated May 10, 1995, by and between Integrated Measurement Systems, Inc., an Oregon corporation (the "Company" or "IMS") and Cadence Design Systems, Inc., a Delaware corporation (the "Stockholder" or "Cadence".)

    In consideration of the mutual promises and agreements hereinafter set forth, and for other valuable consideration, the Company and the Stockholder agree as follows:

    1. HANDLING OUTSTANDING CADENCE OPTIONS HELD BY IMS EMPLOYEES. The Company and Stockholder acknowledge that, as of the date of this Agreement, there are issued and outstanding options for the purchase of Stockholder's common stock held by employees of the Company (the "Employee Cadence Options") granted under both Stockholder's 1987 Stock Incentive Plan (the "1987 Cadence Options") and Stockholder's 1993 Stock Incentive Plan (the "1993 Cadence Options.") The 1987 Cadence Options include both qualified Incentive Stock Options, and nonqualified stock options. The 1993 Cadence Options are all nonqualified stock options.

    1.1 MODIFICATION OF EMPLOYMENT AGREEMENTS. Cadence consents to the modification of the commitments made in employment agreements entered into between IMS and certain of its key executives effective May 10, 1995, to conform those employment agreements to the covenants and commitments contained herein.

    1.2 1993 CADENCE PLAN. Cadence warrants that its 1993 Stock Option Plan has been amended to provide continuing vesting under the plan, provided that Cadence continues to be a stockholder in a company that has employee participants in the plan. Cadence further warrants that it will continue to be a shareholder of IMS, with a minimum holding of at least 100 shares, until at least December 31, 1999.

    1.3 PRESERVATION OF VALUE OF CADENCE OPTIONS BELOW THRESHOLDS. The parties recognize that if Cadence's percentage of ownership of IMS' outstanding stock drops below 50%, 1987 Cadence Options held by IMS employees will cease to vest. The parties wish to preserve the value of those stock options to the IMS employees, in ways that maximize the benefit to each of their shareholder groups that the options represent. The parties agree to achieve those goals as stated in the following sections:

    1.4 CONSULTANTS. Cadence has determined that consulting services from the employees designated as "consultants" on the attached list would be useful to Cadence, and wishes to use their services in that capacity in a manner that does not interfere with their primary duties to IMS. Cadence therefore commits that, if Cadence's ownership of IMS issued and outstanding common stock drops below 50% at any time while 1987 Cadence Options remain unvested, Cadence will offer the IMS employees on the attached list the opportunity to consult with Cadence at least through the vesting term of their unvested 1987 Cadence Options or longer if useful to Cadence.

         1.4.1 TERMS OF CONSULTANCY. The consulting agreements shall provide for consulting within the consultants' areas of expertise at such times as to not interfere with


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    their duties to IMS, on appropriate terms to be memorialized in a consulting agreement, while the consultants remain employees of IMS.

         1.4.2 VESTING OF CADENCE OPTIONS FOR CONSULTANTS. The consulting agreements will further provide that the consultant's 1987 Cadence Options shall continue to vest for the period of that consultancy. Cadence further commits that 1987 Cadence Options vested as of the end date of that consultancy will remain exercisable for 30 days after that consultancy ends.

    1.5 IN THE MONEY VALUE FOR NON-CONSULTANTS. The parties recognize that if Cadence's ownership percentage of IMS drops below 50% with respect to the 1987 plan, the potential arises for IMS employees who hold 1987 Cadence Options which have not then become exercisable under the particular plan, and who have not been given the opportunity to act as consultants to Cadence, to be unable to obtain the in-the-money value of those not yet exercisable options (the "Lapsed Options.") In recognition of the value IMS employees have, through their performance, brought to Cadence, Cadence hereby commits to pay the in-the-money value of the Lapsed Options that would become lost to IMS employees as a result of a change in Cadence's percentage ownership of IMS, as follows.

         1.5.1 IN-THE-MONEY-VALUE. Cadence and IMS agree that the in-the-money-value for a given share of Cadence stock represented by a Lapsed Option (an "Option Share") shall be calculated at, and fixed as, the value represented by the difference (if positive) obtained by subtracting the option exercise price from the average of the daily closing trade price for Cadence stock for the twenty business days next preceeding the date on which Cadence's ownership dropped below the requisite threshold.

         1.5.2 WHEN BECOMES DUE. The "in the money value" for each Option Share held by a non-consultant shall become due on the same date that the option giving rise to the Option Share would have become exercisable but for the change in ownership. That means, for example, that the in-the-money value would never become due with respect to Option Shares whose options would not have become exercisable because an employee resigned from or is terminated by the company.

         1.5.3 WHEN PAYABLE. Cadence shall pay all accrued and due in-the-money-value within thirty days of the end of the calendar quarter in which the in-the-money value falls due, based on a schedule submitted by IMS, certified as true and correct by the Chief Financial Officer, to Cadence of all vested in-the-money value due to IMS employees.

    1.6 INFORMATION FLOW. IMS shall inform Cadence's Stock Administration department immediately of the departure of any IMS employee holding Employee Cadence Options, and shall on request submit to Cadence a list of all remaining IMS employee holders of Employee Cadence Options. If IMS fails to give Notice concerning the termination of an IMS employee to Cadence within 15 days following termination, and as a result of that failure, the employee is able to exercise an option which by its terms should have expired, IMS shall reimburse Cadence for the difference between the exercise price and the market price of each exercised share, measured as of the date of exercise of the wrongfully exercised option.


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    1.7  GOOD FAITH DECISIONS.  In making decisions that may have the potential to result in Cadence's holdings in IMS slipping below the 50% level, and therefore triggering Cadence's obligations under this Section 1, IMS shall, in determining the economic viability of such choices, consider in good faith the cost to Cadence of that decision under this Section as if it is IMS' own cost.

    2. ENTIRE AGREEMENT; MODIFICATION. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes any and all prior discussions, agreements, and understandings between or among them with respect thereto, and no party shall be bound by any condition, definition, warranty or representation, other than those expressly set forth or provided for in this Agreement or in any document or instrument delivered pursuant to this Agreement, or as may be set forth in writing and signed by the party or parties to be bound thereby on or subsequent to the date hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by the Company and the Stockholder.

    3. GOVERNING LAW. This Agreement shall be governed by Oregon law (excluding the choice of law provisions).

    4. COUNTERPARTS. This Agreement may be executed in one or more counterparts.

    5. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement shall remain operative and in full force and effect. If any provision contained in this Agreement is invalidated, the parties hereto will use their best efforts to adopt an appropriate substitute for the invalidated provision consistent with the intent of the parties.

    6. BINDING EFFECT OF AGREEMENT. The terms of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective subsidiaries, parents or other affiliated entities, agents, attorneys, heirs, executors, successors, representatives and assigns.

    7. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or certified or registered mail, return receipt requested, to the addresses set forth below the signatures of the respective parties hereto. In the case of communications to the Stockholder, a copy shall be delivered concurrently to H. Raymond Bingham, Executive Vice President, and to such other person or persons or to such other address or addresses as may be designated by Stockholder. In the case of communications to the Company, a copy shall be delivered concurrently to William C. Campbell, Ater Wynne Hewitt Dodson & Skerritt, 222 S.W. Columbia, Suite 1800, Portland, Oregon 97201 or to such other person or persons or to such other address or addresses as may be designated by IMS.

    8. HEADINGS. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


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                        INTEGRATED MEASUREMENT SYSTEMS, INC.


                        By:  /s/ Sar Ramadan
                           ----------------------------------------------------
                             Sar Ramadan, Chief Financial Officer,
                             Secretary and Treasurer


                        CADENCE DESIGN SYSTEMS, INC.


                        By:  /s/ Stephen Y. Fong
                           ----------------------------------------------------
                             Stephen Y. Fong, President of Finance and
                             Treasurer


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